EMPLOYMENT AGREEMENT

     This Employment Agreement made as of the 18 day of December , 1996 by and between Endovasc Ltd., Inc. (ENDV), a Nevada corporation (the "Company"), and David P. Summers, Ph.D.

     Whereas, the Company wishes to employ the Employee and the Employee desires to work for the Company upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual premises hereinafter set forth, the Company and the Employee agree as follows:

     1. Employment. The Company hereby agrees to employ the Employee and the Employee agrees to work for the Company upon the terms and conditions set forth herein.

     2. Term of Employment. Subject to Section 6, hereof, this Agreement shall have a term of 3 years commencing June 10, 1996 (the "Initial Term"). Thereafter, this Agreement shall continue in effect on a year-to-year basis unless terminated in accordance with Section 6, hereof.

     3. Scope of Duties; Representations and Warranties.

          a. The Employee shall be employed by the Company as its President and Chief Executive Officer . At all times, the Employee shall serve under the direction of the Chairman of the Board of Directors of the Company and Chief Operating Officer or their appointed designee and shall perform such services as the Chairman and Board of Directors in its discretion shall deem appropriate.

          b. So long as he/she is employed by the Company, the Employee shall devote his/her skill, energy and best efforts to the faithful discharge of his/her duties as an employee of the Company. The Employee agrees that in the provision of all services to the Company, he/she will comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.

          c. The Employee represents and warrants that he/she is under no contractual or other restrictions or obligations which will in any way limit his activities on behalf of the Company; other than those already disclosed and mutually agreed upon as noted here: None.

     4. Compensation.

          a. During the first year of this Agreement, the Company shall pay the Employee a base salary, payable bi-monthly in arrears, in equal installments at a rate equal to $150,000 per annum. In each subsequent year of this Agreement, the Company shall pay to the Employee a salary equal to the greater of (i) his salary for the immediate preceding year, or (ii) a salary determined by the Board of Directors and/or CEO following an annual salary and performance review. The Company shall pay an annual bonus pursuant to an annual incentive compensation plan up to 50 % of the Employee's base salary, based upon Employee attaining mutually agreed upon goals.

          b. All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

     5. Non-Compete. The Employee agrees not to enter into any employment, consulting or advisory capacity that competes with the Company's products and technologies during the term of this Agreement and for three (3) years thereafter.

     6. Confidentiality and Non-Disclosure. The Employee agrees to maintain confidentiality and not to disclose any of the Company's trade secrets, processes, designs and other proprietary information during the term of this Agreement, except through similar confidential disclosures having to do with specific negotiation on behalf of the Company, and for a period of three years after termination of his/her employment.

     7. Governing Law. This Agreement shall be governed by the laws of the State of Nevada.


Agreed to and accepted by Employee:         Agreed to and Accepted by Company:


/s/ David P. Summers                        /s/ Jackie R. See
Name: David P. Summers, Ph.D.                   Jackie R. See, M.D.
                                                Chief Operating Officer